Southwestern Energy Third Quarter 2012 Earnings Teleconference

Speakers:

Steve Mueller; President and Chief Executive Officer

Bill Way, Executive Vice President and Chief Operating Officer

Craig Owen; Senior Vice President and Chief Financial Officer

Steve Mueller; President and Chief Executive Officer

Good morning and thank you for joining us.  With me today are Bill Way, our Chief Operating Officer, Craig Owen, our Chief Financial Officer, Jeff Sherrick, our Senior VP of Corporate Development, and Brad Sylvester, our VP of Investor Relations.

If you have not received a copy of yesterday’s press release regarding our third quarter 2012 results, you can find a copy on our website at www.swn.com. Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control and are discussed in more detail in the Risk Factors and the Forward-Looking Statements sections of our annual and quarterly filings with the Securities and Exchange Commission. Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

To begin, I would like to say that our thoughts and prayers are with our friends, families and employees on the East Coast.  A storm like this puts everything into perspective, and we are hoping that you were able to find higher ground and can be as comfortable as possible during this very uncomfortable time.

With that being said, I wanted to take a moment to express how proud I am of our third quarter results. We continue to make meaningful progress in lowering our costs. This, along with our growing production, the growing cash flow from our Midstream business and our hedge position continue to help our earnings and cash flow move higher.  Our wells in the Fayetteville Shale have improved and our Marcellus production is growing and is expected to ramp dramatically later in the fourth quarter.  We also have several New Ventures projects underway and look forward to knowing more about the Brown Dense later this year and will have more results from our Colorado and Montana plays in the first quarter of 2013.  Plus, we have some other ideas we are working on that we hope to unveil soon.

U.S. demand and production data for August is scheduled to be released today and everyone who follows those numbers knows how difficult it is to predict individual monthly data points.  The trends, though, are obvious.  Gas rig count is less than half of that a year ago and the data already has shown nearly flat “Lower 48” gas production since the beginning of the year as a partial reflection of the decrease in rig activity.  The low gas price has increased demand the past three months almost 11% over 2011 and the combination of flat supply and increasing demand has averted the potential “over full” storage problem that was a foregone conclusion for many just a few short months ago.

What does this mean for the future?  As this week has shown, weather is still the main variable but the continued narrowing of the supply-demand imbalance gives cause to be more constructive about 2013 gas prices.  A strong case can be made for a 2014 yearly average gas price above $4.00 as the many newly announced gas power plants start coming on line to help maintain healthy demand.  As shown this past year, demand does change with change in price and as price rises both the possibility of some rig count returning and less coal to gas fuel switching is very real.  This will have the tendency to keep average yearly prices below $5.00 for the foreseeable future.

At SWN, we use these tendencies to help plan, but “what if?” is always in the back of our mind.  What if the general economy drops?  What if it begins to expand?  What if oil rig count increases along with higher associated gas or what if weather is different than expected?  Our job is to deliver in whatever case of “what if?” and as you will hear today, SWN continues on the path of delivering and improving on the projects in our portfolio.

I will now turn the call over to Bill for more details on our operations and then to Craig for a recap of our financials.

Bill Way, Executive Vice President and Chief Operating Officer

Fayetteville Shale Play

Thank you, Steve, and good morning everyone. In the Fayetteville Shale, we placed 105 operated wells on production in the third quarter, resulting in net production of 123.6 Bcf, which is up 10% from a year ago. Our operated horizontal wells achieved a record quarterly average initial production rate of 3.8 million cubic feet of gas per day, up from 3.5 million cubic feet of gas per day in the second quarter. Our average completed well cost was $2.6 million per well with an average drilling time of 6.8 days during the quarter. We also set a new company record for drilling time of a well in our Sharkey pilot area that reached total depth in late September. This well had a total vertical depth of approximately 3,800 feet with a drilled lateral length of 3,625 feet and was drilled in just under 3 days. As a result of our optimization efforts on our drilling portfolio, we expect to see our average production on a per well basis continue at or around these levels over the next few quarters.

Supporting our successful vertical integration strategy, we took delivery of the first of two fracture stimulation fleets in September. Our newest team of employees has already put this equipment to work in the Fayetteville Shale play and has successfully fracture stimulated two wells.

On the midstream side, our gas gathering business in the Fayetteville Shale continued to perform well and at September 30th was gathering approximately 2.2 billion cubic feet of natural gas per day through 1,837 miles of gathering lines, compared to gathering approximately 2.0 billion cubic feet per day a year ago.

Marcellus Shale

Before I speak about our Marcellus business, as Steve said, our thoughts go out to the people in the Northeast U.S. who are dealing with the impacts of Hurricane Sandy. A special thanks to all of our employees in Pennsylvania for their terrific planning and preparation for this storm. Because of their efforts we have fared very well so far with no damage or injuries to report. Our Tunkhannock office was fully operational throughout the storm. We did not shut-in any of our production. We will continue to monitor the situation closely and remain focused on the safety of our employees and our communities.

During the third quarter, we put 9 wells on production. Our total well count stood at 50 operated producing wells, including 44 wells in Bradford County and 6 wells in our Price area in Susquehanna County. Net production from our Marcellus properties was 15.1 Bcf, which is up approximately 50% over the second quarter and more than double from a year ago.

During the quarter, we commissioned the remaining Greenzweig compression and booster compression, enabling the full field to access SWN compression. All wells can now deliver into Stagecoach with access to both Millennium and TGP transport lines.

In our Range Trust area in northern Susquehanna County, we have 25 wells currently either waiting on completion or on the Bluestone Pipeline, the southern portion of which is estimated to be placed into service into TGP 300 around the end of November.

We expect our production to increase dramatically from our Marcellus properties over the next 14 months. From today’s current gross operated rate of over 200 million cubic feet of gas per day, we expect our year-end rate to be approximately 300 million cubic feet of gas per day and our year-end rate at the end of 2013 to be over 500 million cubic feet of gas per day.

New Ventures

Moving to our New Ventures, we have drilled and completed 6 wells in our Lower Smackover Brown Dense play in southern Arkansas and northern Louisiana. As a reminder from our second quarter call, we drilled wells #4 and #5 as vertical tests to see if we would encounter the higher pressure that we saw in our 3rd well, the BML. Both vertical tests encountered the higher pressure.

In our 4th well, we tried several different fracture stimulation recipes, primarily involving different combinations of linear gel. However, in our 5th well we completed 3 vertical stages totaling 12 feet of perforations with white sand and slickwater in the sand stages. Production has stabilized at approximately 200 barrels of oil and 1.25 million cubic feet of gas per day for the last 10 days.

We now are using these wells to obtain additional log data and core samples over the formation and study the effectiveness of different fracture stimulation treatments on the contact area and to learn more about fracture height growth. At a later date, we will re-enter these wells and turn them into horizontal wells sometime in 2013.

Our sixth well, the Doles, located in Union Parish, Louisiana, was drilled in September to a vertical depth of 10,673 feet with a 4,700-foot completed horizontal lateral. This well is being completed and will begin flowing back shortly. We expect to begin selling both oil and gas from the Doles well and the BML well around the end of November with the expectation of learning more about the decline characteristics of both wells before year-end. We remain highly encouraged and look forward to learning more on our path to commerciality.

In our Denver-Julesburg Basin oil play in eastern Colorado we have leased approximately 300,000 net acres and have drilled and completed 2 wells and are permitting additional wells in the area. We are testing multiple intervals in these two wells and evaluation will continue over the next 90 days. We are encouraged by what we have seen so far and hope to have more information about this area in the first quarter of 2013.

Finally, we have drilled and completed a well in Sheridan County, Montana targeting the Bakken/Three Forks objectives. This well has been pumping for over 60 days and we are encouraged and are continuing to lease acreage. However, this is all we are going to say about this area at this time.

In closing, while we have enjoyed the recent gas price run-up, we are not standing still. We are very proud of the efforts of our more than 2,300 people and excited about our positions in two of the best natural gas plays in the country. As Steve mentioned, we will continue to drive down our costs and innovate to increase production performance in both areas. Our New Venture ideas have the potential to impact our margins and our company in a meaningful way, if successful, and we look forward to learning more about their commerciality over the next few months. I look forward to reporting back to you in February on our progress. I will now turn it over to Craig Owen who will discuss our financial results.

Craig Owen – Senior Vice President and Chief Financial Officer

Thank you, Bill, and good morning.  We reported earnings for the third quarter of approximately $132 million, or $0.38 per share, excluding the non-cash ceiling test impairment of our natural gas and oil properties resulting from low gas prices.  Our discretionary cash flow was $417 million in the third quarter, which continues to be resilient, as Steve pointed out, and nearly offset our entire capital investment level for the third quarter.

Our average realized gas price was $3.40 per Mcf for the quarter, down 21% from the same period last year. While Nymex settlement prices for the third quarter were 33% lower than they were a year ago, we continue to benefit from our hedging activities, which increased our average gas price by $1.05 per Mcf during the quarter.  For the remainder of 2012 we have 67 Bcf of our gas production hedged at a weighted average floor price of $5.16 per Mcf and, for 2013, 186 Bcf hedged at $5.06 per Mcf. We continue to monitor the gas markets and will be looking for opportunities to add to our hedge position over the next several months.

Operating income for our E&P segment was $145 million for the quarter, excluding the ceiling test impairment, compared to $228 million in the same period last year.

To echo Steve’s comments, we continue to see costs moving in the right direction and our cost structure continues to be a key competitive advantage for us, with all-in cash operating costs of $1.14 per Mcfe for the third quarter which includes our LOE, G&A, TOTI and interest.

Operating income from our Midstream Services segment grew 13% in the third quarter to approximately $75 million, primarily due to the increase in gathering revenues from our Fayetteville and Marcellus Shale plays.  The cash flow generated by our Midstream Services segment, combined with our strong hedge position, protects approximately 60% of our total expected cash flow for 2012.

Our balance sheet continues to be in good shape with a net debt to book capitalization ratio of 32% and a total debt to trailing EBITDA ratio of about 1.0 times.  To remind everyone, we have an unsecured $1.5 billion credit facility which had very little drawn on it at the end of the quarter, and had cash and restricted cash at the end of the quarter of $146 million, so our liquidity continues to be very strong.  With our planned total capital investment program for 2012 of $2.1 billion, we expect to end the year with nothing borrowed on our credit facility.

Looking ahead, we remain focused on keeping our costs as low as possible, maintaining a strong balance sheet and being good stewards of our capital investments.  That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and nine months ended September 30, 2012 and September 30, 2011. Non-GAAP financial measures should not be considered in isolation or as a substitute for the company's reported results prepared in accordance with GAAP.

	3 Months Ended Sept. 30,
	2012	2011
	(in thousands)
Net income (loss):
Net income (loss)	$ (144,815)	$ 175,173
Add back:
Impairment of natural gas and oil properties (net of taxes)	276,644	--
Net income, excluding impairment of natural gas and oil properties	$ 131,829	$ 175,173

	9 Months Ended Sept. 30,
	2012	2011
	(in thousands)
Net income (loss):
Net income (loss)	$ (525,211)	$ 479,236
Add back:
Impairment of natural gas and oil properties (net of taxes)	855,522	--
Net income, excluding impairment of natural gas and oil properties	$ 330,311	$ 479,236

	3 Months Ended Sept. 30,
	2012	2011

Diluted earnings per share:
Net income (loss) per share	$ (0.42)	$ 0.50
Add back:
Impairment of natural gas and oil properties (net of taxes)	0.80	--
Net income per share, excluding impairment of natural gas and oil properties	$ 0.38	$ 0.50

	9 Months Ended Sept. 30,
	2012	2011

Diluted earnings per share:
Net income (loss) per share	$ (1.51)	$ 1.37
Add back:
Impairment of natural gas and oil properties (net of taxes)	2.46	--
Net income per share, excluding impairment of natural gas and oil properties	$ 0.95	$ 1.37

	3 Months Ended Sept. 30,
	2012	2011
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 355,087	$ 443,281
Add back (deduct):
Change in operating assets and liabilities	61,523	29,313
Net cash provided by operating activities before changes in operating assets and liabilities	$ 416,610	$ 472,594

	9 Months Ended Sept. 30,
	2012	2011
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 1,192,477	$ 1,300,211
Add back (deduct):
Change in operating assets and liabilities	(50,520)	12,129
Net cash provided by operating activities before changes in operating assets and liabilities	$ 1,141,957	$ 1,312,340

	3 Months Ended Sept. 30,
	2012	2011
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ (296,108)	$ 228,476
Add back:
Impairment of natural gas and oil properties	441,465	--
E&P segment operating income excluding impairment of natural gas and oil properties	$ 145,357	$ 228,476

	9 Months Ended Sept. 30,
	2012	2011
	(in thousands)
E&P segment operating income:
E&P segment operating income (loss)	$ (1,039,737)	$ 629,298
Add back:
Impairment of natural gas and oil properties	1,377,364	--
E&P segment operating income excluding impairment of natural gas and oil properties	$ 337,627	$ 629,298

Net Debt Reconciliation
(in thousands)
September 30, 2012

Total Debt	$ 1,696,542
Stockholder’s Equity	3,253,279
Total Capitalization	$ 4,949,821

Total Debt	$ 1,696,542
Less: Cash and Cash Equivalents	(18,560)
Less: Restricted Cash	(127,074)
Net Debt	$ 1,550,908

Net Debt	$ 1,550,908
Stockholder’s Equity	3,253,279
Total Adjusted Capitalization	$ 4,804,187

Total Debt to Total Capitalization Ratio	34.3%
Less: Impact of Cash, Cash Equivalents and
Restricted Cash	(2.0%)
Net Debt to Adjusted Capitalization Ratio	32.3%